UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2006

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Hooper Holmes, Inc. (the “Company”) is in the process of preparing restatements of:

•	its retained earnings balance as of December 31, 2002

•	its audited consolidated financial statements as of and for the year ended December 31, 2004

•	its unaudited consolidated financial statements as of and for each of the four quarterly periods in 2004 and the first three quarters of 2005.

The restated consolidated financial statements for the aforementioned periods will be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005.

Item 4.02 of this Current Report on Form 8-K contains additional information about adjustments to the Company’s consolidated financial statements for the periods indicated above, and is incorporated herein by reference.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The need to restate the Company’s consolidated financial statements for the periods indicated above in Item 2.02 of this Current Report on Form 8-K, which is incorporated herein by reference, is primarily the result of recognizing revenue in an improper period(s) under U.S. generally accepted accounting principles. Specifically:

•	A subsidiary of Medicals Direct Group, Medico Legal, which is engaged in the business of gathering medical information used by U.K. solicitors in connection with lawsuits, recognized revenue for its services although payment for such services was contingent on the successful outcome of the lawsuits.

•	Mid-America Agency Services (MAAS) recognized revenue for certain services prior to the time such services had been completed.

•	The Company recognized certain revenue in incorrect periods relating to its core business which was detected upon completion of a review of the accounts receivable sub-ledger.

•	As previously disclosed, MAAS over-billed its principal customer for postage expenses, the result of a recurring clerical error, necessitating an adjustment to revenue.

In addition, the restatement of the Company’s consolidated financial statements for the periods described above in Item 2.02 of this Current Report on Form 8-K will reflect: (i) the correction of the Company’s accounting for lease expense related to its branch offices to reflect such expense on a straight line basis rather than at the time of the lease payments; (ii) the recording of compensation expense related to retention amounts that were previously recorded as a charge to goodwill related to certain acquisitions; and (iii) the establishment of a liability for certain retiree obligations.

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Accordingly, the Company’s consolidated financial statements for the periods described above in Item 2.02 should no longer be relied upon.

On February 21, 2006, the audit committee of the Company’s board of directors agreed with management’s recommendation that the Company’s consolidated financial statements for the periods described above in Item 2.02 should be restated in order to correct the above-described matters. The audit committee has discussed with the Company’s independent registered public accounting firm the need for restatements of the Company’s consolidated financial statements for the periods described above in Item 2.02.

At this time, the Company believes that the restatements will have the following effect from that previously reported:

•	An increase in retained earnings of approximately $0.2 million as of December 31, 2002

•	For the year ended December 31, 2004, a reduction in net income of approximately $0.7 million or $.01 per diluted share

•	For the nine months ended September 30, 2005, no appreciable effect.

The restatements should not have any adverse effect on the Company’s business outlook for future fiscal periods, nor impact future cash flows from operations.

The estimates of the effect of the restatement adjustments reflected above are preliminary, and are subject to completion of the Company’s analysis, as well as the continuing review and audit by the Company’s independent registered public accounting firm and the review of the audit committee of the Company’s board of directors.

In light of the expected restatements, the Company believes that a material weakness existed in its internal control over financial reporting as of December 31, 2004 and 2005. Accordingly, management’s report on internal control over financial reporting as of December 31, 2004, should no longer be relied upon.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 22, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: February 23, 2006	By:	/s/ Joseph A. Marone
	Name:	Joseph A. Marone
	Title:	Vice-President, Acting Chief Financial Officer

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